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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

      Commission File Numbers: 333-65953; 333-107162; 333-67689; 333-70252;
                               033-87864; 333-103504*
                               -------------------------------------------------

                      AIG SunAmerica Life Assurance Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     1 SunAmerica Center, Los Angeles California 90067-6022 (800-871-2000)
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                        Market Value Adjustment Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(i)     [ ]
          Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]       Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [X]

      Approximate number of holders of record as of the certification or notice date: less than 300
      -------------

      Pursuant to the requirements of the Securities Exchange Act of 1934 AIG SunAmerica Life Assurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 1/30/06                      By: /s/ Christine A. Nixon
      -------                          -----------------------------------------
                                       Christine A. Nixon, Senior Vice President

* Explanatory Note: AIG SunAmerica Life Assurance Company has terminated the offering of the market value adjustment interests ("MVA Interests") under the Securities Act of 1933, as amended (the "1933 Act"), removed from registration any MVA Interests that remained unsold under the Forms S-1/ S-3 registration statements as of the close of business on May 2, 2005, and amended the terms of the MVA Interests so that they qualify for the Section 3(a)(8) of the 1933 Act exemption.


Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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SEC2069(12-04)             CONTROL NUMBER.